Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Amounts in thousands, except Overview section, unit, share, per unit and per share data)
The following discussion relates to the consolidated financial statements of GPT Operating Partnership LP, or GPTOP or the Operating Partnership, and its subsidiaries, and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in Exhibit 99.1 of this Form 8-K filing. For purposes of this section, the terms “we,” “us” and “our” refer collectively to GPTOP and its subsidiaries.
Overview
The Operating Partnership is the entity through which Gramercy Property Trust, or the Company or GPT, a Maryland real estate investment trust, or REIT, and our sole general partner, conducts substantially all of its operations. We are a leading global investor and asset manager of commercial real estate. We specialize in acquiring and managing single-tenant, net leased industrial, office, and specialty properties. We focus on income producing properties leased to high quality tenants in major markets in the United States and Europe.
We earn revenues primarily through rental revenues on properties that we own in the United States and asset management revenues on properties owned by third parties in the United States and Europe. We also own unconsolidated equity investments in the United States, Europe, and Asia.
In December 2015, GPT completed a merger, or the Merger, of Gramercy Property Trust Inc., or Legacy Gramercy, into Chambers Street Properties, or Chambers, pursuant to which Legacy Gramercy stockholders received 3.1898 common shares of beneficial interest of Chambers for each share of common stock of Legacy Gramercy held. Following the Merger, GPT changed its name to “Gramercy Property Trust” and its New York Stock Exchange, or NYSE, trading symbol to “GPT.” Both GPTOP and Legacy Gramercy’s operating partnership continued to exist following the Merger, however GPTOP is the continuing entity through which GPT’s operations are conducted.
In the Merger, Chambers, was the legal acquirer and Legacy Gramercy was the accounting acquirer for financial reporting purposes. Thus, the financial information set forth herein subsequent to the close of the Merger on December 17, 2015 reflects results of GPTOP, and financial information prior to the close of the Merger reflects the results of Legacy Gramercy’s operating partnership. For this reason, period to period comparisons may not be meaningful. All unit and share data has been adjusted for the 1-for-3 reverse share split that was effective after the close of trading on December 30, 2016, the Merger exchange ratio of 3.1898 effective after the close of trading on December 17, 2015, and the 1-for-4 reverse stock split that was effective after the close of trading on March 20, 2015.
Unless the context requires otherwise, all references to “GPTOP,” “Operating Partnership,” “we,” “our,” and “us” mean Legacy Gramercy’s operating partnership and one or more of its subsidiaries for the periods prior to the Merger closing and GPTOP and one or more of its subsidiaries for the period following the Merger closing. Similarly, unless the context requires otherwise, all references to “GPT” or “Company” mean Legacy Gramercy and one or more of its subsidiaries for the periods prior to the Merger closing and Gramercy Property Trust and one or more of its subsidiaries for the period following the Merger closing. Because we are managed by GPT and GPT conducts substantially all of its operations through us, GPT's management is referred to as our management.
As of December 31, 2016, our wholly-owned portfolio consisted of 318 properties comprising approximately 65.0 million rentable square feet. The following is a summary of the characteristics of our wholly-owned property portfolio at December 31, 2016:

•	98.5% occupancy;

•	A weighted average remaining lease term of 7.6 years (based on annual base rent);

•	34.9% investment grade rated or were the subsidiaries of parents with investment grade ratings (based on annual base rent);

•	Industrial portfolio comprised of approximately 56.2 million aggregate rentable square feet with a total annual base rent of $264.7 million;

•	Office portfolio comprised of approximately 7.1 million aggregate rentable square feet with a total annual base rent of $103.6 million;

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Specialty Retail portfolio comprised of approximately 1.6 million aggregate rentable square feet of building space with a total annual base rent of $20.8 million that we lease to fitness centers, a rental car operator and various retail bank branches in infill locations, predominantly leased by Bank of America, N.A.; and

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Top five tenants by annualized base rent include Bank of America, N.A. (5.9%), Healthy Way of Life II, LLC (d.b.a Life Time Fitness) (4.3%), The Clorox International Company (2.2%), Amazon.com, Inc. (2.0%), and JPMorgan Chase Bank, N.A. (1.6%).

As of December 31, 2016, we had ownership interests in 44 industrial and office properties with 98.3% occupancy, which are held in unconsolidated equity investments.
Significant 2016 Activities

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Acquired 76 properties comprising 23.8 million rentable square feet for an aggregate purchase price of approximately $1.6 billion, including seven properties distributed to us from the Duke JV which comprise 4.2 million rentable square feet and a build-to-suit property with projected 240.8 thousand rentable square feet upon completion.

•
Disposed of 24 properties, which comprised an aggregate of 5.6 million rentable square feet, and generated gross proceeds of $1.2 billion, including six properties comprising an aggregate 980.8 thousand rentable square feet with a total value of $187.5 million that were contributed to Strategic Office Partners, an unconsolidated equity investment in which we have a 25.0% interest. We also disposed of 74.9% of our 80.0% ownership interest in the Goodman Europe JV for $251.9M and disposed of 6 properties held in other joint ventures for aggregate gross proceeds of $166.4M, at our pro rata share.

•	Received a BBB investment grade rating from Fitch Ratings, with a stable outlook.

•	Reduced our unconsolidated equity investment exposure from $580.0 million as of December 31, 2015 to $101.8 million as of December 31, 2016.

•	Repositioned our portfolio around industrial properties through acquisition of 73 industrial properties and disposition of 22 office properties.

•	In December 2016, issued $350.0 million in senior unsecured notes, which had a weighted average maturity of 8.0 years and a weighted average fixed interest rate of 4.12%.

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Obtained board approval for an “at-the-market” equity issuance program pursuant to which we may offer and sell common shares with an aggregate gross sales price of up to $375.0 million, which we launched in January 2017.

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Entered into an agreement to wind-up the asset management agreement with KBS at the end of the first quarter of 2017, for which we will earn asset management fees plus the potential for incremental incentive fees through the end of the arrangement.

•	Beginning with the fourth quarter of 2016, increased the common unit distribution by 13.6%.
Partnership Structure
We are organized as a limited partnership and are the entity through which GPT conducts all of its operations. GPT is our sole general partner. As of December 31, 2016, third-party holders of limited partnership interests owned approximately 0.46% of us. The number of our common units owned by GPT is equivalent to the number of GPT’s outstanding common shares of beneficial interest, or common shares, and the entitlement of all our common units to quarterly distributions and payments in liquidation are substantially the same as those of GPT’s common shareholders. Similarly, in the case of each series of our preferred units held by GPT, there is a series of preferred shares that is equivalent in number and carries substantially the same terms as such series of our preferred units. We conduct commercial real estate investment business operations and third-party asset management business operations through various wholly-owned entities. Our net income (loss) is allocated to our general and limited partners based on their respective percentage interests. Distributions are made to our partners in accordance with our partnership agreement on a per unit basis that is equal to GPT’s dividends per share.
GPT has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and generally will not be subject to U.S. federal income taxes to the extent it distributes its taxable income, if any, to its shareholders. As a limited partnership, we are generally not liable for federal corporate income taxes as income (loss) is reported in the tax returns of our partners. We may, however, be subject to certain state and local taxes. Additionally, we own taxable REIT subsidiaries, or TRSs, which are subject to federal, state and local taxes. GPT was formed as a Maryland REIT in March 2004 and commenced operations in July 2004 following an initial private placement of its common shares. In May 2013, GPT listed its common shares on the NYSE under the symbol “CSG.” Following the Merger in December 2015, GPT changed its NYSE trading symbol to “GPT.”
Property Portfolio
During the year ended December 31, 2016, we acquired 76 properties aggregating approximately 23.8 million square feet for a total purchase price of approximately $1.6 billion. As of December 31, 2016, our wholly-owned portfolio consists of 318 properties comprising 65.0 million rentable square feet with 98.5% occupancy, not including build-to-suit properties that have not yet been placed in service. As of December 31, 2016, we have ownership interests in 44 industrial and office properties with 98.3% occupancy, which are held in unconsolidated equity investments in the United States and Europe and 2 properties held through the investment in CBRE Strategic Partners Asia.
Unconsolidated Equity Investments
Gramercy European Property Fund: We formed a private real estate investment fund with several equity investment partners in December 2014, which invests predominantly in single-tenant industrial, office, and specialty retail assets throughout Europe. The equity investors have committed approximately $447.8 million (€402.5 million) in equity capital, including $69.0 million (€62.5 million) from us. In 2016, the Gramercy European Property acquired 94.9% interest in our

Goodman Europe JV, including the Goodman Group's entire 20.0% interest, which was acquired for $47.6 million (€42.8 million) as well as 74.9% of our 80.0% interest, which was acquired for $148.9 million (€134.3 million). In connection with the Merger, we acquired an 80.0% ownership interest in the Goodman Europe joint venture, or Goodman Europe JV, a joint venture that invests in warehouse/distribution/logistics properties in France and Germany. As noted above, during the second quarter of 2016, the Gramercy European Property Fund acquired the 20.0% interest held by our joint venture partner, the Goodman Group, or Goodman, and acquired 74.9% of our 80.0% interest in the Goodman Europe JV. As of December 31, 2016, we have a 5.1% direct interest in the Goodman Europe JV as well as an indirect interest in the remaining 94.9% interest that is held through our 14.2% interest in the Gramercy European Property Fund. There were 26 properties in the portfolio as of December 31, 2016 and eight additional properties held in the Goodman Europe JV.
Goodman UK JV: In connection with the Merger, we acquired an 80.0% ownership interest in the Goodman UK joint venture, or Goodman UK JV, a joint venture that invests in logistics focused warehouse/distribution/logistics properties in the United Kingdom, which are managed by Goodman, our joint venture partner. There were two properties in the portfolio as of December 31, 2016.
Strategic Office Partners: In August 2016, we partnered with TPG Real Estate, or TPG, to form Strategic Office Partners, an unconsolidated equity investment that will invest in single-tenant office properties in the United States. We contributed six properties to Strategic Office Partners valued at $187.5 million and, in exchange, we received cash proceeds of $140.6 million, equivalent to TPG’s 75.0% interest in the venture, plus a 25.0% interest in Strategic Office Partners valued at $140.6 million. There were six properties in the portfolio as of December 31, 2016.
Duke JV: In connection with the Merger, we acquired an 80.0% ownership interest in the Duke joint venture, or Duke JV, a joint venture that invested in office and industrial properties in the United States, which were managed by Duke Realty, or Duke, our joint venture partner. The Duke JV was dissolved in 2016, and, in connection with the dissolution, seven properties were distributed to us from its portfolio in the second quarter of 2016, which resulted in us recording a gain of $7.2 million. The Duke JV sold its final remaining property in July 2016.
CBRE Strategic Partners Asia: In connection with the Merger, we acquired a 5.07% ownership interest in a real estate investment fund in China. CBRE Strategic Partners Asia has an investment manager, who is entitled to an annual management fee and acquisition fees. The fund’s term, after one exercised extension period, ended in January 2017, and commencement of the fund's liquidation was filed in early February 2017. The fund will wind up over the succeeding 24 months. There were two properties in the portfolio as of December 31, 2016.
Philips JV: We own a 25.0% interest in Philips JV, which is owner of a fee interest in an office building located in Somerset, New Jersey which is 100.0% net leased to Philips Holdings, USA Inc., a wholly-owned subsidiary of Royal Philips Electronics, through December 2021. The property is subject to a $39.7 million fixed-rate mortgage note with maturity in September 2035. The loan had an anticipated repayment date in September 2015 and, as such, distributions from the property began paying down the loan in September 2015.
Morristown JV: In October 2015, we contributed 50.0% of our interest in an office property located in Morristown, New Jersey, and concurrently, we entered into a joint venture agreement for a 50.0% equity interest in the property with 21 South Street, or the Morristown JV. We sold the remaining 50.0% equity interest of the property to 21 South Street for gross proceeds of $2.6 million. In October 2015, the Morristown JV entered into a leasing and construction management agreement to complete specific improvements at the property.

Asset and Property Management
In addition to net leased investing, we also operate a commercial real estate management business for third parties and certain of our joint venture partners. As of December 31, 2016, this business, which operates under the name Gramercy Asset Management, manages approximately $1.2 billion of commercial properties, including approximately $875.0 million of assets in Europe. We manage properties for companies including Strategic Office Partners, the Gramercy European Property Fund, and KBS Real Estate Investment Trust, Inc., or KBS.
We have an integrated asset management platform within Gramercy Asset Management to consolidate responsibility for, and control over, leasing, lease administration, property management, operations, construction management, tenant relationship management and property accounting. To the extent that we provide asset management services for third-party property owners, we provide such services in consultation with and at the direction of such owners.
Our significant management agreements are with KBS Acquisitions Sub, LLC, the Gramercy European Property Fund, and Strategic Office Partners. Our management agreement with KBS was amended in the fourth quarter of 2016 to terminate the agreement effective as of March 31, 2017. For the period from January 1, 2017 through termination on March 31, 2017, the revised agreement provides for monthly asset management fees of $0.55 million and incentive fees pursuant to the previous agreement. The previous management agreement with KBS provided for a base management fee of $7.5 million per year, reimbursement of certain administrative and property related expenses, and incentive fees in the form of profit participation ranging from 10.0% - 30.0% of profits earned on sales through December 31, 2016. Pursuant to the management agreement with the Gramercy European Property Fund, Gramercy Europe Asset Management provides property, asset management and advisory services to a portfolio of single-tenant industrial and office assets located in Europe. Our management agreement with Strategic Office Partners was effective in the third quarter of 2016, concurrent with the formation of Strategic Office Partners. In accordance with the management agreement with Strategic Office Partners, we provide the venture with property management, project management, and leasing services, for which we earn management fees. Additionally, we will receive an asset management fee from Strategic Office Partners as well as a promoted interest after achieving a targeted internal rate of return.

Critical Accounting Policies
The following discussion related to our Consolidated Financial Statements should be read in conjunction with the annual financial statements appearing in Exhibit 99.1 of this Form 8-K filing, which we refer to as the “accompanying consolidated financial statements.”
Our discussion and analysis of financial condition and results of operations is based on our accompanying consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, known as GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments, which could significantly affect our reported assets, liabilities and contingencies, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our accompanying consolidated financial statements are based were reasonable at the time and made based upon information available to us at that time. We evaluate these decisions and assessments on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.
Real Estate Investments
Real Estate Acquisitions
We record acquired real estate investments as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments are expensed as incurred. We allocate the purchase price of real estate to land, building and intangibles, such as the value of above-, below- and at-market leases, and origination costs associated with the in-place leases at the acquisition date. We utilize various estimates, processes and information to determine the as-if-vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analyses and other methods. Refer to Intangible Assets and Liabilities for more information on our accounting for intangibles.
We assess the fair value of the leases at acquisition based upon estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Additionally, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase at the time of acquisition. Refer to the section "Intangible Assets and Liabilities" for more information on our accounting for intangibles.
Depreciation of real estate investments is computed using the straight-line method over the shorter of the estimated useful life at acquisition of the capitalized item or 40 years for buildings, five to ten years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements and leasehold interests. Capital improvements on our real estate investments are capitalized when they are determined to increase the useful life of the building and are depreciated over the shorter of the useful life of the improvement or the lease term.
In January 2017, the FASB issued ASU 2017-01, Amendments to Business Combinations, which amends the current guidance to clarify the definition of a business. We have elected to early adopt the new standard in the first quarter of 2017 and as a result, we expect to capitalize substantially all acquisition costs as part of the carrying value of real estate assets acquired. Refer to Note 2 in the accompanying consolidated financial statements for more information.

Impairments
We also review the recoverability of a property’s carrying value when circumstances indicate a possible impairment of the value of a property. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as changes in strategy resulting in an increased or decreased holding period, expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If management determines impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property, for properties to be held and used and for assets held for sale, an impairment loss is recorded to the extent that the carrying value exceeds the fair value less estimated cost of disposal. These assessments are recorded as an impairment loss in our Consolidated Statements of Operations in the accompanying consolidated financial statements in the period the determination is made. The estimated fair value of the asset becomes its new cost basis and if the asset is to be held and used, the new cost basis will be depreciated or amortized over its remaining useful life. Refer to Note 3 of the accompanying consolidated financial statements for further information on impairments.
Unconsolidated Equity Investments
We account for substantially all of our equity investments under the equity method of accounting since we exercise significant influence, but do not unilaterally control the entities, and we are not considered to be the primary beneficiary. In unconsolidated equity investments, the rights of the other investors are protective and participating. Unless we are determined to be the primary beneficiary, these rights preclude us from consolidating the investments. The investments are recorded initially at cost as unconsolidated equity investments and subsequently are adjusted for equity in net income (loss) and cash contributions and distributions. Any difference between the carrying amount of the investments on our balance sheet and the underlying equity in net assets is evaluated for impairment at each reporting period. None of the unconsolidated equity investment debt is recourse to us. Transactions with equity method entities are eliminated to the extent of our ownership in each such entity. Accordingly, our share of net income (loss) of these equity method entities is included in our consolidated net income (loss).
Intangible Assets and Liabilities
We follow the acquisition method of accounting for business combinations. We allocate the purchase price of acquired properties to tangible and identifiable intangible assets and liabilities acquired based on their respective fair values. Tangible assets include land, buildings and improvements on an as-if vacant basis. Refer to the section "Real Estate Acquisitions" for information on how we account for tangible assets. Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease and ground rent rates, the value of in-place leases, and acquired contract-based intangibles. Management also considers information obtained about each property as a result of its pre-acquisition due diligence.
Above-market and below-market lease values for properties acquired are recorded based on the present value of the difference between the contractual amount to be paid pursuant to each in-place lease and management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The present value calculation utilizes a discount rate that reflects the risks associated with the leases acquired. The above-market and below-market lease values are amortized as a reduction of and increase to rental revenue, respectively, over the remaining non-cancelable terms of the respective leases. If a tenant terminates its lease prior to its contractual expiration and no future rental payments will be received, any unamortized balance of the market lease intangibles will be written off to rental revenue.
The aggregate value of in-place leases represents the costs of leasing costs, other tenant related costs, and lost revenue that we did not have to incur by acquiring a property that is already occupied. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the anticipated lease-up period. Management also estimates costs to execute similar leases including leasing commissions and other related expenses. The value of in-place leases is amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease prior to its contractual expiration and no future rental payments will be received, any unamortized balance of the in-place lease intangible will be written off to depreciation and amortization expense.
Above-market and below-market ground rent intangibles are recorded for properties acquired in which we are the lessee pursuant to a ground lease assumed on the property at acquisition. The above-market and below-market ground rent intangibles are valued similarly to above-market and below-market leases, except that, because we are the lessee as opposed to the lessor, the above-market and below-market ground lease values are amortized as a reduction of and increase to rent expense, respectively, over the remaining non-cancelable terms of the respective leases.
Revenue Recognition
Real Estate Investments
Rental revenue from leases on real estate investments is recognized on a straight-line basis over the term of the lease, regardless of when payments are contractually due. We begin recognition of rental revenue from leases on properties that are under construction at the time of acquisition upon completion of construction of the leased asset and delivery of the leased asset to the tenant.
Our lease agreements with tenants also generally contain provisions that require tenants to reimburse us for real estate taxes, insurance costs, common area maintenance costs, and other property-related expenses. Under lease arrangements in which we are the primary obligor for these expenses, such amounts are recognized as both revenues and operating expenses for us. Under lease arrangements in which the tenant pays these expenses directly, such amounts are not included in revenues or expenses. These reimbursement amounts are recognized in the period in which the related expenses are incurred.
We recognize sales of real estate properties only upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectability of the sale price is reasonably assured and we are not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sale of real estate.
Asset Management Business
Our asset and property management agreements may contain provisions for fees related to dispositions, administration of the assets including fees related to accounting, valuation and legal services, and management of capital improvements or projects on the underlying assets. We recognize revenue for fees pursuant to our management agreements in the period in which they are earned.
Certain of our asset management contracts include provisions that may allow us to earn additional fees, generally described as incentive fees or profit participation interests, based on the achievement of a targeted valuation of the managed assets or the achievement of a certain internal rate of return on the managed assets. We recognize incentive fees on our asset management contracts based upon the amount that would be due pursuant to the contract, if the contract were terminated at the reporting date, through the measurement date. If the contract may be terminated at will, revenue will only be recognized to the amount that would be due pursuant to that termination. If the incentive fee is a fixed amount, only a proportionate share of revenue is recognized at the reporting date, with the remaining fees recognized on a straight-line basis over the measurement period. The values of incentive management fees are periodically evaluated by management. Our significant management agreements are with KBS, the Gramercy European Property Fund, and Strategic Office Partners.
In February 2016, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition model and is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. We are currently evaluating the impact of adopting the new revenue standard on our accompanying consolidated financial statements. Refer to Note 2 in the accompanying consolidated financial statements for more information.
Derivative and Non-Derivative Hedging Instruments
In the normal course of business, we are exposed to the effect of interest rate changes and foreign exchange rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives and non-derivative net investment hedges. We use a variety of derivative instruments that are considered "plain vanilla" derivatives to manage, or hedge, interest rate risk. We enter into derivative and non-derivative hedging instruments that will be maximally effective in reducing the interest rate risk and foreign currency exchange rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. These derivatives and non-derivative hedging instruments typically include interest rate swaps, caps, collars and floors, as well as non-derivative net investment hedges. We expressly prohibit the use of unconventional derivative instruments and using derivative instruments for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.
We recognize all derivatives on our Consolidated Balance Sheets in the accompanying consolidated financial statements at fair value within other assets or other liabilities, depending on the valuation at the end of the period. Interest rate swaps are valued with the assistance of a third-party derivative specialist. The primary drive of the value of the interest rate swaps is the forward London Interbank Offered Rate, or LIBOR, curve. In general, increases in the forward LIBOR curve will result in unrealized gains on our interest rate swaps and decreases in the forward rate curve will result in unrealized losses on our interest rate swaps. However, as the Company uses interest rate swaps as hedging instruments, we have no intention of settling them prior to expiration and thus they will not have an effect on our income if they are carried through to full term. Refer to Note 9 of the accompanying consolidated financial statements for additional information on our fair value measurements and policies.
Derivatives that are not designated as hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is immediately recognized in earnings.
Borrowings on the multicurrency tranche of our 2015 Revolving Credit Facility, which are designated as non-derivative net investment hedges, are recognized at par value based on the exchange rate in effect on the date of the draw. Subsequent changes in the exchange rate of our non-derivative net investment hedge are recognized as part of the cumulative foreign currency translation adjustment within other comprehensive income (loss). Refer to Notes 9 and 10 of the accompanying consolidated financial statements for additional information on our derivatives and non-derivative hedging instruments.
Share-Based Compensation Plans
GPT has share-based compensation plans, described more fully in Note 11 in the accompanying consolidated financial statements, which are used to align the compensation of the executives and employees with their performance. We account for share-based awards using the fair value recognition provisions. Awards of shares or restricted shares are expensed as compensation over the benefit period and may require inputs that are highly subjective and require significant management judgment and analysis to develop. We assume a forfeiture rate which impacts the amount of aggregate compensation cost recognized. In accordance with the provisions of the share-based compensation plans, we accept the return of GPT common shares at the current quoted market price to satisfy minimum statutory tax-withholding requirements related to shares that vested during the period. Awards are also granted pursuant to share-based compensation plans in the form of LTIP Units, a class of our limited partnership interests.
Goodwill
Goodwill represents the fair value of the synergies expected to be achieved upon consummation of a business combination and is measured as the excess of consideration transferred over the net assets acquired at acquisition date. Goodwill is recorded in other assets on our Consolidated Balance Sheets in the accompanying consolidated financial statements. Our goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We take a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting unit in step one of the impairment test. We did not record any impairment on our goodwill during 2016 or 2015.

Results of Operations
Comparison of the year ended December 31, 2016 to the year ended December 31, 2015
Revenues

	2016	2015	Change
Rental revenue	$387,032	$169,986	$217,046
Third-party management fees	35,766	22,271	13,495
Operating expense reimbursements	86,878	41,814	45,064
Other income	7,588	3,201	4,387
Total revenues	$517,264	$237,272	$279,992
Equity in net income (loss) of unconsolidated equity investments	$2,409	$(1,107)	$3,516

The increase of $217,046 in rental revenue is due to our wholly-owned property portfolio of 318 properties as of December 31, 2016 compared to 266 properties as of December 31, 2015, including 95 properties acquired in the Merger on December 17, 2015.
The increase of $13,495 in third-party management fees is primarily attributable to the increase of $16,686 in incentive fees earned from KBS as well as increased revenue from our European management platform during the year ended December 31, 2016. This increase is partially offset by a decrease in disposition, property management, asset management, and accounting fees earned from our contracts with KBS and other third parties primarily due to property sales from the managed portfolios subsequent to December 31, 2015.
The increase of $45,064 in operating expense reimbursements is attributable to our wholly-owned property portfolio of 318 properties as of December 31, 2016 compared to 266 properties as of December 31, 2015, including 95 properties acquired in the Merger on December 17, 2015, many of which had larger operating expenses and reimbursements under their lease terms than the properties owned by Legacy Gramercy.
For the year ended December 31, 2016, other income is primarily comprised of a reversal of a contingency accrual of $3,500, investment income of $2,409, realized foreign currency exchange gain (loss), insurance refunds, and miscellaneous property related income. For the year ended December 31, 2015, other income is primarily comprised of investment income of $1,763, recovery of servicing advances of $1,071, realized foreign currency exchange gain (loss), and miscellaneous property related income.
The equity in net income (loss) of unconsolidated equity investments of $2,409 and $(1,107) for the years ended December 31, 2016 and 2015, respectively, represents our proportionate share of the income (loss) generated by our equity investments.

Expenses

	2016	2015	Change
Property operating expenses	$93,123	$42,076	$51,047
Property management expenses	20,118	19,446	672
Depreciation and amortization	241,527	97,654	143,873
General and administrative expenses	33,237	19,794	13,443
Acquisition and merger-related expenses	9,558	61,340	(51,782)
Interest expense	75,434	34,663	40,771
Gain on dissolution of previously held U.S. unconsolidated equity investment interests	(7,229)	—	(7,229)
Loss on extinguishment of debt	20,890	9,472	11,418
Impairment of real estate investments	11,107	—	11,107
Provision for taxes	3,160	2,153	1,007
Net gain on disposals	(3,877)	(839)	(3,038)
Gain on sale of European unconsolidated equity investment interests held with a related party	(5,341)	—	(5,341)
Total expenses	$491,707	$285,759	$205,948
Property operating expenses are comprised of expenses directly attributable to our real estate portfolio. Property operating expenses include property related costs which we are responsible for during the lease term but can be passed through to the tenant as operating expense reimbursement revenue. The increase of $51,047 is attributable to our wholly-owned property portfolio of 318 properties as of December 31, 2016 compared to 266 properties as of December 31, 2015, including 95 properties acquired in the Merger on December 17, 2015, many of which had larger operating expenses and reimbursements under their lease terms than the properties owned by Legacy Gramercy.
Property management expenses are comprised of costs related to our asset and property management business. The increase of $672 in property management expenses is primarily related to the increase in the expense related to our European management platform and incentive-based compensation expense related to KBS, offset by the reduction of overhead expenses related to KBS.
The increase of $143,873 in depreciation and amortization expense is primarily due our wholly-owned property portfolio of 318 properties as of December 31, 2016 compared to 266 properties as of December 31, 2015, including 95 properties acquired in the Merger on December 17, 2015.
The increase of $13,443 in general and administrative expense is primarily related to increases in compensation costs, audit fees, rent expense, and other professional fees.
The decrease of $51,782 in acquisition and merger-related expenses is attributable to $54,945 of merger-related expenses incurred during the year ended December 31, 2015 in connection with the Merger with Chambers. Merger-related expenses consisted of $29,244 of transaction costs for legal and advisory services, $17,550 of employee costs for termination, severance, and transition expenses, $5,567 of administrative and compliance costs for accounting and regulatory expenses, and $2,584 of integration costs for technology and other transitional matters.
The increase of $40,771 in interest expense is primarily due to increased borrowings on our unsecured revolving credit facility and term loans, our unsecured senior notes and the mortgages we assumed on our real estate acquisitions subsequent to December 31, 2014.

During the year ended December 31, 2016, we recorded a gain of $7,229 related to the distribution of seven properties from our Duke JV during the period.
During the years ended December 31, 2016 and 2015, we recorded loss on extinguishment of debt of $20,890 and $9,472, respectively, related to the unamortized premiums and discounts as well as early termination fees and defeasance costs associated with 22 mortgage loans paid off and one mortgage loan transferred in connection with a property sale in 2016 and the termination of our 2014 Revolving Credit Facility and 2014 Term Loan in 2015.
During the year ended December 31, 2016, we recognized an impairment on real estate investments of $11,107 related to properties that were disposed during the period or that we plan to sell in the near term.
The provision for taxes was $3,160 and $2,153 for the years ended December 31, 2016 and 2015, respectively. The increase is primarily attributable to an increase in incentive fees recognized.
During the years ended December 31, 2016 and 2015, we realized net gains on disposal of $3,877 and $839 related to the disposal of 24 and seven properties, respectively, during the periods, including the sale of a 50.0% interest in a property sold to a joint venture in 2015.
During the year ended December 31, 2016, we recorded a gain of $5,341 related to the sale of our 74.9% interest in the Goodman Europe JV during the period.

Comparison of the year ended December 31, 2015 to the year ended December 31, 2014
Revenues

	2015	2014	Change
Rental revenue	$169,986	$60,258	$109,728
Third-party management fees	22,271	25,033	(2,762)
Operating expense reimbursements	41,814	20,604	21,210
Other income	3,201	2,045	1,156
Total revenues	$237,272	$107,940	$129,332
Equity in net income (loss) of unconsolidated equity investments	$(1,107)	$1,959	$(3,066)
The increase of $109,728 in rental revenue is due to our wholly-owned portfolio of 266 properties as of December 31, 2015 compared to 130 properties as of December 31, 2014.
The decrease of $2,762 in third-party management fees is primarily attributable to the decrease in property management fees of $2,837 earned from our contracts with KBS and other third-parties due to the sales of 19 and 13 properties, respectively, from the portfolios during the year ended December 31, 2015, and the decrease of $1,402 from third-party property management fees earned from our 50.0% interest in the Bank of America Portfolio joint venture in 2014 that we fully acquired on June 9, 2014 through the acquisition of the remaining 50% equity interest. This decrease is partially offset by the increase of $1,876 earned in incentive fees during the year ended December 31, 2015 compared to the year ended December 31, 2014.
The increase of $21,210 in operating expense reimbursements is attributable to our wholly-owned portfolio of 266 properties as of December 31, 2015 compared to 130 properties as of December 31, 2014.
For the year ended December 31, 2015, other income is primarily comprised of investment income of $1,763, recovery of servicing advances of $1,071, realized foreign currency exchange gain (loss), and miscellaneous property related income. For the year ended December 31, 2014, other income is primarily comprised of investment income of $1,824, interest earned on outstanding servicing advances of $155, and cash balances held by us.
The equity in net income (loss) of unconsolidated equity investments of $(1,107) and $1,959 for the year ended December 31, 2015 and 2014, respectively, represents our proportionate share of the income (loss) generated by our equity investments.

Expenses

	2015	2014	Change
Property operating expenses	$42,076	$21,120	$20,956
Property management expenses	19,446	17,500	1,946
Depreciation and amortization	97,654	36,408	61,246
General and administrative expenses	19,794	18,416	1,378
Acquisition and merger-related expenses	61,340	6,171	55,169
Interest expense	34,663	16,586	18,077
Net impairment recognized in earnings	—	4,816	(4,816)
Loss on derivative instruments	—	3,300	(3,300)
Gain on remeasurement of previously held unconsolidated equity investment interests	—	(72,345)	72,345
Loss on extinguishment of debt	9,472	1,925	7,547
Provision for taxes	2,153	809	1,344
Net gain on disposals	(839)	—	(839)
Total expenses	$285,759	$54,706	$231,053
Property operating expenses are comprised of expenses directly attributable to our real estate portfolio. Property operating expenses include property related costs which we are responsible for during the lease term but can be passed through to the tenant as operating expense reimbursement revenue. The increase of $20,956 is primarily attributable to our wholly-owned portfolio of 266 properties as of December 31, 2015 compared to 130 properties as of December 31, 2014.
Property management expenses are comprised of costs related to our asset and property management business. The decrease of $1,946 is primarily attributable to the decreased management fee from KBS after December 2013.
The increase of $61,246 in depreciation and amortization expense is primarily due to our wholly-owned property portfolio of 266 properties as of December 31, 2015 compared to 130 properties as of December 31, 2014.
The increase of $1,378 in general and administrative expense is primarily related to increased professional fees and increased compensation costs.
The increase of $55,169 in acquisition and merger-related expenses is attributable to the acquisition of 143 properties in the year ended December 31, 2015 compared to the acquisition of 100 properties in the year ended December 31, 2014, as well as $54,945 of merger-related expenses incurred during the year ended December 31, 2015 in connection with the Merger with Chambers. Merger-related expenses consisted of $29,244 of transaction costs for legal and advisory services, $17,550 of employee costs for termination, severance, and transition expenses, $5,567 of administrative and compliance costs for accounting and regulatory expenses, and $2,584 of integration costs for technology and other transitional matters.
The increase of $18,077 in interest expense is primarily due to borrowings on our unsecured revolving credit facilities and term loans, our Secured Credit Facility which was terminated in June 2014, our Exchangeable Senior Notes and the mortgages we assumed on our real estate acquisitions subsequent to December 31, 2013.
During the year ended December 31, 2014, we recorded net impairment recognized in earnings of $4,816 on our Retained CDO Bonds due to adverse changes in expected cash flows related to the Retained CDO bonds.

During the year ended December 31, 2014, we recorded a realized loss on derivative instruments of $3,300. The loss in 2014 was primarily related to the $3,415 change in the fair value of the exchange option on the Exchangeable Senior Notes from the issuance date through June 26, 2014, when they qualified for equity classification and were accordingly reclassified into equity at fair value.
During the year ended December 31, 2014, we recorded gain on remeasurement of previously held joint venture of $72,345 due to remeasurement of our previously held Bank of America Portfolio joint venture prior to our acquisition of the remaining 50% equity interest in the joint venture in June 2014.
During the years ended December 31, 2015 and 2014, we recorded loss on extinguishment of debt of $9,472 and $1,925 related to termination of our 2014 Revolving Credit Facility and 2014 Term Loan in 2015 and termination of our Secured Credit Facility in 2014.
The provision for taxes was $2,153 and $809 for the years ended December 31, 2015 and 2014, respectively. The increase is primarily attributable to an increase in incentive fees recognized.
Same-Store and Acquisition Portfolio Analysis
The same-store category for the years ended December 31, 2016 and 2015 includes properties that were owned and placed in service as of January 1, 2015 and were still owned and in service as of December 31, 2016. The same-store category for the years ended December 31, 2015 and 2014 includes properties that were owned and placed in service as of January 1, 2014 and were still owned and in service as of December 31, 2015. The acquisition category for the years ended December 31, 2016 and 2015 includes properties acquired and placed in service during 2015 and 2016, from the date they were acquired and placed in service through the end of the periods presented. The acquisition category for the years ended December 31, 2015 and 2014 includes properties acquired and placed in service during 2014 and 2015, from the date they were acquired and placed in service through the end of the periods presented. The development and other category for the years ended December 31, 2016 and 2015 includes build-to-suit properties that were not placed in service as of January 1, 2016 and January 1, 2015, respectively, and properties sold during the periods presented. The development and other category for the years ended December 31, 2015 and 2014 includes build-to-suit properties that were not placed in service as of January 1, 2014 and properties sold during the periods presented. Properties considered to be under development and included in the development and other classification for the years ended December 31, 2016 and 2015 consist of build-to-suit properties acquired as of January 1, 2015 for which we are funding the development and which are not placed in service as of January 1, 2015, as well as build-to-suit properties acquired subsequent to January 1, 2015. Properties considered to be under development and included in the development and other classification for the years ended December 31, 2015 and 2014 consist of build-to-suit properties acquired as of January 1, 2014 for which we are funding the development and which are not placed in service as of January 1, 2014, as well as build-to-suit properties acquired subsequent to January 1, 2014.
The financial information presented is not an alternative to GAAP. The same-store and acquisition results of operations may be calculated differently by other companies and should be read in conjunction with the accompanying consolidated financial statements.

Results of the same-store and acquisition properties in our portfolio, for the years ended December 31, 2016 and 2015 are as follows:

	Same-Store			Acquisition		Development and Other		Asset Management and Corporate		Total
	2016	2015	% Change	2016	2015	2016	2015	2016	2015	2016	2015	% Change
Revenues
Rental revenue	$110,232	$101,110	9.0%	$240,026	$57,296	$36,774	$11,580	$—	$—	$387,032	$169,986	127.7%
Third-party management fees	—	—	—%	—	—	—	—	35,766	22,271	35,766	22,271	60.6%
Operating expense reimbursements	34,782	35,448	(1.9)%	43,600	3,611	8,496	2,755	—	—	86,878	41,814	107.8%
Other income	3,513	366	859.8%	1,314	49	9	8	2,752	2,778	7,588	3,201	137.1%
Total revenues	148,527	136,924	8.5%	284,940	60,956	45,279	14,343	38,518	25,049	517,264	237,272	118.0%
Operating Expenses
Property operating expenses	36,210	35,651	1.6%	52,685	4,522	11,848	3,227	(7,620)	(1,324)	93,123	42,076	121.3%
Property management expenses	—	—	—%	—	—	—	—	20,118	19,446	20,118	19,446	3.5%
Depreciation and amortization	65,729	56,392	16.6%	154,064	33,419	20,832	6,972	902	871	241,527	97,654	147.3%
General and administrative expenses	—	—	—%	4	1	—	—	33,233	19,793	33,237	19,794	67.9%
Acquisition and merger-related expenses	—	—	—%	6,903	4,448	—	127	2,655	56,765	9,558	61,340	(84.4)%
Total operating expenses	101,939	92,043	10.8%	213,656	42,390	32,680	10,326	49,288	95,551	397,563	240,310	65.4%
Operating Income	46,588	44,881	3.8%	71,284	18,566	12,599	4,017	(10,770)	(70,502)	119,701	(3,038)	(4,040.1)%
Other Income (Expense):
Interest expense	(7,036)	(7,319)	(3.9)%	(12,342)	(5,485)	(629)	(62)	(55,427)	(21,797)	(75,434)	(34,663)	117.6%
Equity in net income (loss) of unconsolidated equity investments	—	—	—%	—	—	—	—	2,409	(1,107)	2,409	(1,107)	(317.6)%
Gain (loss) on remeasurement of previously held U.S. unconsolidated equity investment interests	—	—	—%	—	—	—	—	7,229	—	7,229	—	100.0%
Loss on extinguishment of debt	(1)	—	100.0%	(18,290)	—	(2,600)	—	1	(9,472)	(20,890)	(9,472)	120.5%
Impairment of real investments	(8,263)	—	100.0%	—	—	(2,844)	—	—	—	(11,107)	—	100.0%
Income (loss) from continuing operations before provision for taxes	31,288	37,562	(16.7)%	40,652	13,081	6,526	3,955	(56,558)	(102,878)	21,908	(48,280)	(145.4)%
Provision for taxes	—	—	—%	170	1	—	—	(3,330)	(2,154)	(3,160)	(2,153)	46.8%
Income (loss) from continuing operations	31,288	37,562	(16.7)%	40,822	13,082	6,526	3,955	(59,888)	(105,032)	18,748	(50,433)	(137.2)%
Income (loss) from discontinued operations	—	—	—%	—	—	5,614	756	(215)	119	5,399	875	517.0%
Income (loss) before net gains on disposals	31,288	37,562	(16.7)%	40,822	13,082	12,140	4,711	(60,103)	(104,913)	24,147	(49,558)	(148.7)%
Gain (loss) on remeasurement of European unconsolidated equity investment interests held with a related party	—	—	—%	—	—	—	—	5,341	—	5,341	—	100.0%
Net gains on disposals	—	—	—%	—	—	3,877	839	—	—	3,877	839	362.1%
Net income (loss)	$31,288	$37,562	(16.7)%	$40,822	$13,082	$16,017	$5,550	$(54,762)	$(104,913)	$33,365	$(48,719)	(168.5)%
The decrease in net income of the same-store properties for the year ended December 31, 2016 compared to the year ended December 31, 2015 is primarily due to impairment loss recorded and the increase in depreciation and amortization that resulted from purchase price allocation adjustments and the hyper-amortization of in-place lease intangible assets associated with leases terminated prior to expiration. These decreases in net income are partially offset by the increase in other income related to reduced tenant operating expense reimbursement audit accrual and increases in rental revenue related to rents earned from tenants as well as rental revenue related to the hyper-amortization of below market lease liabilities for leases terminated prior to expiration.

Results of the same-store and acquisition properties in our portfolio, for the years ended December 31, 2015 and 2014 are as follows:

	Same-Store			Acquisition		Development and Other		Asset Management and Corporate		Total
	2015	2014	% Change	2015	2014	2015	2014	2015	2014	2015	2014	% Change
Revenues
Rental revenue	$29,566	$29,481	0.3%	$133,221	$27,985	$7,199	$2,792	$—	$—	$169,986	$60,258	182.1%
Third-party management fees	—	—	—%	—	—	—	—	22,271	25,033	22,271	25,033	(11.0)%
Operating expense reimbursements	3,376	2,539	33.0%	37,777	17,348	661	717	—	—	41,814	20,604	102.9%
Other income	84	2	4,100.0%	330	—	8	—	2,779	2,043	3,201	2,045	56.5%
Total revenues	33,026	32,022	3.1%	171,328	45,333	7,868	3,509	25,050	27,076	237,272	107,940	119.8%
Operating Expenses
Property operating expenses	3,675	2,692	36.5%	39,047	17,509	927	1,111	(1,573)	(192)	42,076	21,120	99.2%
Property management expenses	—	—	—%	—	—	—	—	19,446	17,500	19,446	17,500	11.1%
Depreciation and amortization	15,152	15,945	(5.0)%	78,289	18,732	3,344	948	869	783	97,654	36,408	168.2%
General and administrative expenses	—	9	(100.0)%	—	—	—	—	19,794	18,407	19,794	18,416	7.5%
Acquisition and merger-related expenses	—	95	(100.0)%	4,528	3,249	48	1	56,764	2,826	61,340	6,171	894.0%
Total operating expenses	18,827	18,741	0.5%	121,864	39,490	4,319	2,060	95,300	39,324	240,310	99,615	141.2%
Operating Income	14,199	13,281	6.9%	49,464	5,843	3,549	1,449	(70,250)	(12,248)	(3,038)	8,325	(136.5)%
Other Income (Expense):
Interest expense	(5,587)	(5,695)	(1.9)%	(7,281)	(685)	(15)	1	(21,780)	(10,207)	(34,663)	(16,586)	109.0%
Other-than-temporary impairment	—	—	—%	—	—	—	—	—	(4,064)	—	(4,064)	(100.0)%
Portion of impairment recognized in other comprehensive loss	—	—	—%	—	—	—	—	—	(752)	—	(752)	(100.0)%
Net impairment recognized in earnings	—	—	—%	—	—	—	—	—	(4,816)	—	(4,816)	(100.0)%
Loss on derivative instruments	—	—	—%	—	—	—	—	—	(3,300)	—	(3,300)	(100.0)%
Equity in net income of unconsolidated equity investments	—	—	—%	—	—	—	—	(1,107)	1,959	(1,107)	1,959	(156.5)%
Gain on remeasurement of previously held joint venture	—	—	—%	—	—	—	—	—	72,345	—	72,345	(100.0)%
Loss on extinguishment of debt	—	—	—%	—	—	—	—	(9,472)	(1,925)	(9,472)	(1,925)	392.1%
Income (loss) from continuing operations before provision for taxes	8,612	7,586	13.5%	42,183	5,158	3,534	1,450	(102,609)	41,808	(48,280)	56,002	(186.2)%
Provision for taxes	—	—	—%	—	—	—	—	(2,153)	(809)	(2,153)	(809)	166.1%
Income (loss) from continuing operations	8,612	7,586	13.5%	42,183	5,158	3,534	1,450	(104,762)	40,999	(50,433)	55,193	(191.4)%
Income (loss) from discontinued operations	—	—	—%	745	—		—	130	(524)	875	(524)	(267.0)%
Income (loss) before net gains on disposals	8,612	7,586	13.5%	42,928	5,158	3,534	1,450	(104,632)	40,475	(49,558)	54,669	(190.7)%
Net gains on disposals	—	—	—%	—	—	839	—	—	—	839	—	100.0%
Net income (loss)	$8,612	$7,586	13.5%	$42,928	$5,158	$4,373	$1,450	$(104,632)	$40,475	$(48,719)	$54,669	(189.1)%
The increase in net income of the same-store properties for the year ended December 31, 2015 compared to the year ended December 31, 2014 is primarily due to a decrease in depreciation and amortization expense recorded. Depreciation and amortization expense decreased for the year ended December 31, 2015 compared to the year ended December 31, 2014 due to the impact of adjustments recorded for the finalization of purchase price allocation on the same-store properties. The increase in net income of the acquisition properties for the year ended December 31, 2015 compared to the year ended December 31, 2014 is due to our 143 property acquisitions in the year ended December 31, 2015, including 95 properties acquired as part of the Merger, which are reflected in the 2015 results and not in the 2014 results.

Liquidity and Capital Resources
Liquidity is a measurement of our ability to meet cash requirements, including ongoing commitments to fund acquisitions of real estate assets, repay borrowings, pay dividends and distributions, and other general business needs. In addition to cash on hand, our primary sources of funds for short-term and long-term liquidity requirements, including working capital, distributions, debt service and additional investments, consist of: (i) cash flow from operations; (ii) proceeds from sale of real estate; (iii) borrowings under our unsecured revolving credit facility and term loans; and (iv) proceeds from GPT’s common equity and debt offerings. We believe these sources of financing will be sufficient to meet our short-term and long-term liquidity requirements.
Our cash flow from operations primarily consists of rental revenue, expense reimbursements from tenants, and third-party management fees. Our cash flow from operations is our principal source of funds that we use to pay operating expenses, debt service, general and administrative expenses, operating capital expenditures, dividends and distributions, and acquisition and merger-related expenses. Our ability to fund our short-term liquidity needs, including debt service and general operations (including employment related benefit expenses), through cash flow from operations can be evaluated through the Consolidated Statements of Cash Flows included in our accompanying consolidated financial statements.
Our ability to borrow under our 2015 Revolving Credit Facility and term loan facilities is subject to our ongoing compliance with a number of customary financial covenants including our maximum secured and unsecured leverage ratios, minimum fixed charge coverage ratios, consolidated adjusted net worth values, unencumbered asset values, occupancy rates, and portfolio lease terms.
We have several unconsolidated equity investments with partners who we consider to be financially stable. Our unconsolidated equity investments are financed with non-recourse debt or equity. We believe that cash flows from the underlying real estate investments and capital commitments will be sufficient to fund the capital needs of our unconsolidated equity investments.
As of the date of this filing, we expect that our cash on hand and cash flow from operations will be sufficient to satisfy our anticipated short-term and long-term liquidity needs as well as our recourse liabilities, if any.
Cash Flows
Net cash provided by operating activities increased $203,022 to $236,714 for the year ended December 31, 2016 compared to $33,692 for the year ended December 31, 2015. Operating cash flow was generated primarily by net rental revenue from our real estate investments and management fees.
Net cash provided by investing activities for the year ended December 31, 2016 was $96,290 compared to net cash used in investing activities of $854,665 for the year ended December 31, 2015. The increase in cash flows related to investing activities in 2016 is primarily attributable to proceeds received from the disposition of 24 properties and funds received from our interests held in unconsolidated equity investments during the year ended December 31, 2016, compared to the disposition of seven properties during the year ended December 31, 2015.
Net cash used in financing activities for the year ended December 31, 2016 was $393,285 as compared to net cash provided by financing activities of $748,858 for the year ended December 31, 2015. The decrease in cash flows related to financing activities in 2016 is primarily attributable to payoffs of certain mortgage loans, paydowns made on the unsecured revolving credit facility, and increased payment of dividends in 2016, as well as proceeds from GPT’s sale of common shares in 2015.
Capitalization
As of December 31, 2016, 140,647,971 common units and 3,500,000 preferred units were issued and outstanding.
In December 2016, GPT’s board of trustees approved a 1-for-3 reverse share split of GPT common shares and outstanding units of limited partnership interest. The reverse share split was effective after the close of trading on December 30, 2016 and the common shares began trading on a reverse-split-adjusted basis on the NSYE on January 3, 2017. The reverse share split also adjusted the number of our outstanding common units on a 1-for-3 basis.
In February 2015, the board of directors of Legacy Gramercy approved a 1-for-4 reverse stock split of its common stock and outstanding units of limited partnership interest. The reverse stock split was effective after the close of trading on March 20, 2015, and the common stock began trading on a reverse split-adjusted basis on the NYSE on March 23, 2015. The reverse stock split also adjusted the number of our outstanding units on a 1-for-4 basis.
Indebtedness
Secured Debt
Mortgage Loans
Certain real estate assets are subject to mortgage loans. During 2016, we assumed $244,188 of non-recourse mortgages in connection with 27 real estate acquisitions. During 2015, we assumed $618,169 of non-recourse mortgages in connection with 42 real estate acquisitions, of which $464,292 related to mortgages on 29 properties acquired in connection with the Merger, and during 2014, we assumed $45,607 of non-recourse mortgages in connection with four real estate acquisitions.
For the year ended December 31, 2016, we paid off the debt on 22 properties encumbered by mortgage loans and transferred one mortgage loan to the buyer of the encumbered property. Additionally, for the year ended December 31, 2016, we defeased a mortgage loan with an outstanding principal balance of $124,605 that encumbered 11 properties, through the purchase of treasury securities valued at $144,063, which were immediately sold following the transaction. For the year ended December 31, 2016, we recorded a loss on early extinguishment of debt of $20,890, and a net gain on extinguishment of debt of $1,930 within discontinued operations, related to unamortized deferred financing costs and mortgage premiums and discounts that were immediately expensed upon termination as well as early termination fees and other costs incurred related to the extinguishments. No gains or losses on extinguishments of mortgage loans were recorded during the years ended December 31, 2015 and 2014. Our mortgage loans include a series of financial and other covenants that we have to comply with in order to borrow under them. We were in compliance with the covenants under the mortgage loan facilities as of December 31, 2016.
As of December 31, 2016, we have $555,484 total outstanding principal under our mortgage loans, which encumber 60 properties, and have a weighted average remaining term of 3.9 years and a weighted average interest rate of 4.32%. Weighted averages are based on outstanding principal balances as of December 31, 2016 and interest rate reflects the effects of interest rate swaps and amortization of financing costs and fair market value premiums or discounts.

Unsecured Debt
2015 Credit Facility and Term Loans
In December 2015, we entered into an agreement, or the Credit Agreement, for a new $1,900,000 credit facility, or the 2015 Credit Facility, consisting of an $850,000 senior unsecured revolving credit facility, or the 2015 Revolving Credit Facility, and $1,050,000 term loan facility with JPMorgan Securities LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated and terminated Legacy Gramercy's 2014 Credit Facility. The 2015 Revolving Credit Facility, consists of a $750,000 U.S. dollar revolving credit facility and a $100,000 multicurrency revolving credit facility. The 2015 Revolving Credit Facility matures in January 2020, but may be extended for two additional six month periods upon the payment of applicable fees and satisfaction of certain customary conditions. The term loan facility, or the 2015 Term Loan, consists of a $300,000 term loan facility that matures in January 2019 with one 12-month extension option, or the 3-Year Term Loan, and a $750,000 term loan facility that matures in January 2021, or the 5-Year Term Loan.
Outstanding borrowings under the 2015 Revolving Credit Facility incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 0.875% to 1.55%, depending on our credit ratings, or (ii) the alternate base rate plus an applicable margin ranging from 0% to 0.55%, depending on our credit ratings. We are also required to pay quarterly in arrears a 0.125% to 0.30% facility fee, depending on our credit ratings, on the total commitments under the 2015 Revolving Credit Facility. Outstanding borrowings under the 2015 Term Loan incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 0.90% to 1.75%, depending on our credit ratings, or (ii) the alternate base rate plus an applicable margin ranging from 0.00% to 0.75%, depending on our credit ratings. The alternate base rate is the greater of (x) the prime rate announced by JPMorgan Chase Bank, N.A., (y) 0.50% above the Federal Funds Effective Rate and (z) the adjusted LIBOR for a one-month interest period plus 1.00%.
In December 2015, we also entered into a new $175,000 7-year unsecured term loan with Capital One, N.A., or the 7-Year Term Loan, which matures in January 2023. Outstanding borrowings under the 7-Year Term Loan incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 1.30% to 2.10%, depending on our credit ratings, or (iii) the alternate base rate plus an applicable margin ranging from 0.30% to 1.10%, depending on our credit ratings. The alternate base rate is the greatest of (x) the prime rate announced by Capital One, (y) 0.50% above the Federal Funds Effective Rate and (z) the adjusted LIBOR for a one-month interest period plus 1.00%.
During the first half of 2016, we amended our 5-Year Term Loan and our 7-Year Term Loan in order to remove the 0.00% rate floor on the applicable LIBOR that existed in the original loan agreements. These unsecured borrowing facilities include a series of financial and other covenants that we have to comply with in order to borrow under the facilities. We were in compliance with the covenants under the facilities as of December 31, 2016.
Senior Unsecured Notes
During the years ended December 31, 2016 and 2015, we issued and sold $400,000 and $100,000 aggregate principal amount of senior unsecured notes payable, respectively, in private placements, which have maturities ranging from 2022 through 2026 and bear interest semi-annually at rates ranging from 3.89% to 4.97%. Refer to the table at the end of the section for specific terms of the outstanding notes.

Exchangeable Senior Notes
On March 18, 2014, we issued $115,000 of 3.75% Exchangeable Senior Notes. The Exchangeable Senior Notes are senior unsecured obligations of one of our subsidiaries and are guaranteed by GPT on a senior unsecured basis. The Exchangeable Senior Notes mature on March 15, 2019, unless redeemed, repurchased or exchanged in accordance with their terms prior to such date and will be exchangeable, under certain circumstances, for cash, for GPT common shares or for a combination of cash and GPT common shares, at our election. The Exchangeable Senior Notes will also be exchangeable prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, at any time beginning on December 15, 2018, and also upon the occurrence of certain events. On or after March 20, 2017, in certain circumstances, we may redeem all or part of the Exchangeable Senior Notes for cash at a price equal to 100.0% of the principal amount of the Exchangeable Senior Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.
As of December 31, 2016, the Exchangeable Senior Notes have a current exchange rate of 14.0843 units of Merger consideration, or approximately 44.9261 of GPT's common shares for each $1.0 principal amount of the Exchangeable Senior Notes, representing an exchange price of $22.26 per common share. The fair value of the Exchangeable Senior Notes was determined at issuance to be $106,689. The discount is being amortized to interest expense over the expected life of the Exchangeable Senior Notes. As of December 31, 2016, the principal amount of the Exchangeable Senior Notes was $115,000, the unamortized discount was $6,168, and the carrying value was $108,832. As of December 31, 2016, and if Exchangeable Senior Notes were eligible for conversion, GPT would issue its common shares valued at $142,285 based upon GPT's closing share price of $27.54, which would exceed the value of the outstanding principal by $27,285.
The terms of our unsecured sources of financing and their combined aggregate principal maturities as of December 31, 2016 and 2015 are as follows:

	Stated Interest Rate	Effective Interest Rate (1)	Maturity Date	Outstanding Balance December 31,
				2016	2015
2015 Revolving Credit Facility - U.S. dollar tranche	1.64%	1.64%	1/8/2020	$—	$275,000
2015 Revolving Credit Facility - Multicurrency tranche	1.02%	1.02%	1/8/2020	65,837	21,724
3-Year Term Loan	1.85%	2.33%	1/8/2019	300,000	300,000
5-Year Term Loan	1.85%	2.70%	1/8/2021	750,000	750,000
7-Year Term Loan	2.14%	3.34%	1/9/2023	175,000	175,000
2015 Senior Unsecured Notes(2)	4.97%	5.07%	12/17/2024	150,000	100,000
2016 Senior Unsecured Notes	3.89%	4.00%	12/15/2022	150,000	—
2016 Senior Unsecured Notes	4.26%	4.37%	12/15/2025	100,000	—
2016 Senior Unsecured Notes	4.32%	4.43%	12/15/2026	100,000	—
Exchangeable Senior Notes	3.75%	6.36%	3/15/2019	115,000	115,000
Total unsecured debt				1,905,837	1,736,724
Deferred financing costs and net debt discount				(9,704)	(9,295)
Total unsecured debt, net				$1,896,133	$1,727,429

(1)
Represents the rate at which interest expense is recorded for financial reporting purposes as of December 31, 2016, which reflects the effect of interest rate swaps and amortization of financing costs and fair market value premiums or discounts.

(2)	There was $100,000 initially issued and sold of the 2015 Senior Unsecured Notes in December 2015 and an additional amount of $50,000 issued and sold with the same terms in January 2016.

Contractual Obligations
We are obligated to fund capital expenditures related to our real estate investments, which primarily consist of expenditures to maintain assets, tenant improvement allowances and other construction or expansion obligations under tenant leases, and leasing commissions. For the year ended December 31, 2016, we had commitments relating to tenant improvement allowances and funding obligations under leases totaling approximately $26,875 that are expected to be funded over the next five years. We are obligated to fund the development of two build-to-suit properties, including a 240,411 square foot industrial property in Round Rock, Texas, which is a consolidated VIE that we will acquire upon substantial completion through a forward purchase contract and a 240,800 square foot industrial property in Summerville, South Carolina. Our remaining future commitment for these properties at December 31, 2016, is approximately $38,826.
As of December 31, 2016 and 2015, our cumulative contributions to the Gramercy European Property Fund were $55,892 (€50,000) and $25,663 (€23,160), respectively. As of December 31, 2016, our remaining commitment to the Gramercy European Property Fund is $13,146 (€12,500). Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the closing date for completed transactions and (ii) the exchange rate that prevailed on December 31, 2016, in the case of unfunded commitments.
We have committed to fund $100,000 to Strategic Office Partners, of which $16,027 has been funded as of December 31, 2016. See Note 5 in the accompanying consolidated financial statements for further information on the Gramercy European Property Fund and Strategic Office Partners.
We have certain properties acquired that are subject to ground leases, which are accounted for as operating leases. The ground leases have varying ending dates, renewal options and rental rate escalations, with the latest leases extending to June 2053. Combined aggregate principal maturities and future minimum payments of our unsecured debt obligations, non-recourse mortgages, Senior Unsecured Notes, Exchangeable Senior Notes, and ground leases, in addition to associated interest payments, as of December 31, 2016 are as follows:

	2015 Revolving Credit Facility	Term Loans	Mortgage Notes Payable(1)	Senior Unsecured Notes	Exchangeable Senior Notes	Ground Leases	Interest Payments	Total
2017	$—	$—	$65,616	$—	$—	$2,247	$77,676	$145,539
2018	—	—	171,096	—	—	2,263	78,412	251,771
2019	—	300,000	40,834	—	115,000	2,271	68,102	526,207
2020	65,837	—	60,028	—	—	2,263	65,495	193,623
2021	—	750,000	16,285	—	—	2,231	39,555	808,071
Thereafter	—	175,000	201,625	500,000	—	62,186	88,925	1,027,736
Above market interest	—	—	—	—	—	—	(6,546)	(6,546)
Total	$65,837	$1,225,000	$555,484	$500,000	$115,000	$73,461	$411,619	$2,946,401

(1)	Mortgage loan payments reflect accelerated repayment dates, when applicable, pursuant to related loan agreement.
We incurred rent expense on ground leases of $2,093, $1,582 and $853 during the years ended December 31, 2016, 2015, and 2014, respectively. All of our capital leases are ground leases and as of December 31, 2016, 2015, and 2014, the total gross and net value of our assets under capital leases was $16,312, $2,758, and $2,780, respectively.
We have several office locations, which are each subject to operating lease agreements. These office locations include our corporate office at 90 Park Avenue, New York, New York, and our seven regional offices located across the

United States and Europe. Our previous corporate office location through November 2016 was at 521 Fifth Avenue, New York, New York. Related to our operating leases for office locations, we incurred rent expense of $1,816, $775, and $601 for the years ended December 31, 2016, 2015, and 2014, respectively.
The lease for our corporate office at 90 Park Avenue has annual rent of $1,318 for year one through year five and annual rent of $1,402 for year six through year 11. The 90 Park Avenue lease expires in April 2027 and has one five-year renewal option. In January 2017, we exercised a cancellation right to terminate the lease for our previous corporate office space at 521 Fifth Avenue, which is effective in August 2018, for a fee of $158. The 521 Fifth Avenue lease has annual rent of $388 in 2017 and $394 in 2018. In January 2017, we entered into a sublease for the 521 Fifth Avenue office space, with a lease term of February 2017 through August 2018.
Leasing Agreements
Future minimum rental revenue under non-cancelable leases, excluding reimbursements for operating expenses, as of December 31, 2016 are as follows:

Operating Leases
2017	$381,147
2018	380,280
2019	353,816
2020	323,931
2021	298,444
Thereafter	1,599,561
Total minimum lease rental income	$3,337,179
Future straight-line rent adjustments under non-cancelable leases as of December 31, 2016 are as follows:

Straight-line Rent Adjustments
2017	$25,839
2018	14,173
2019	7,609
2020	2,204
2021	(2,216)
Thereafter	(86,086)
Total straight-line rent adjustments	$(38,477)
Off-Balance-Sheet Arrangements
We have off-balance-sheet investments, including joint ventures and equity investments. These investments all have varying ownership structures. Substantially all of our joint venture and equity investment arrangements are accounted for under the equity method of accounting as we have the ability to exercise significant influence, but not control over the operating and financial decisions of these joint venture and equity investment arrangements. Our off-balance-sheet arrangements and financial results are discussed in detail in Note 5 in the accompanying consolidated financial statements.

Distributions
Our distributions per unit declared during 2015 and 2016 are as follows:

Quarter Ended	Record Date	Payment Date	Common distributions per unit	Preferred distributions per unit
March 31, 2015	3/31/2015	4/15/2015	$0.189	$0.445
June 30, 2015	6/30/2015	7/15/2015	$0.207	$0.445
September 30, 2015	9/30/2015	10/15/2015	$0.207	$0.445
December 31, 2015	12/31/2015	1/15/2016	$0.234	$0.445
March 31, 2016	3/31/2016	4/15/2016	$0.330	$0.445
June 30, 2016	6/30/2016	7/15/2016	$0.330	$0.445
September 30, 2016	9/30/2016	10/14/2016	$0.330	$0.445
December 31, 2016	12/30/2016	1/13/2017	$0.375	$0.445
Transactions with Trustee Related Entities and Related Parties
In December 2016, we sold our 5.1% interest in one property located in Lille, France held by the Goodman Europe JV to our joint venture partner, the Gramercy European Property Fund, in which we have a 14.2% ownership interest, for gross proceeds of $2,662 (€2,563).
On June 30, 2016, we sold 74.9% of our outstanding 80.0% interest in the Goodman Europe JV to the Gramercy European Property Fund, in which we have a 14.2% interest as of December 31, 2016. We have committed and funded total capital of $55,892 (€50,000) to the Gramercy European Property Fund and GPT's CEO, who is on the board of directors, also has capital commitments to the investment, as noted below. We sold 74.9% of our interest in the Goodman Europe JV to the Gramercy European Property Fund for gross proceeds of $148,884 (€134,336), based on third-party valuations for the underlying properties. The sale of 74.9% of our interest in the Goodman Europe JV resulted in us recording a gain of $5,341 primarily related to depreciation and amortization recorded since Merger closing date. This gain amount is recorded as a gain on sale of unconsolidated equity investment interests held with a related party on our Consolidated Statements of Operations for the year ended December 31, 2016. Following the sale transaction, we have a continuing 5.1% interest in the Goodman Europe JV. The transaction was entered into in order to achieve efficiencies from the combination of the two European platforms.
GPT's CEO, Gordon F. DuGan, is on the board of directors of the Gramercy European Property Fund and has committed and fully funded approximately $1,388 (€1,250) in capital to the Gramercy European Property Fund. The two Managing Directors of Gramercy Europe Asset Management have collectively committed and fully funded approximately $1,388 (€1,250) in capital to the Gramercy European Property Fund. Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the closing date for completed transactions and (ii) the exchange rate that prevailed on March 31, 2016, in the case of unfunded commitments.
One of the properties acquired in December 2015 as part of the Merger was partially leased to Duke Realty, our partner in the Duke JV. Duke Realty acted as the managing member of the Duke JV which was dissolved in July 2016 as described in Note 5, and as such provided asset management, construction, development, leasing and property management services, for which it was entitled to receive fees as well as a promoted interest. From the date of the Merger through lease expiration in May 2016, Duke Realty leased 30,777 square feet of one of our office properties located in Minnesota which had an aggregate 322,551 rentable square feet. Duke Realty paid us $333 under the lease for the year ended December 31, 2016. See Note 5 for more information on our transactions with the Duke JV.

In June 2013, we signed a lease agreement with 521 Fifth Fee Owner LLC, an affiliate of SL Green for whom one of our previous directors serves as Chief Executive Officer, for new corporate office space located at 521 Fifth Avenue, 30th Floor, New York, New York. The lease commenced in September 2013, following the completion of certain improvements to the space. The lease is for approximately 6,580 square feet and expires in 2023 with rents of approximately $368 per annum for year one rising to $466 per annum in year ten. We paid $381, $375, and $368 under the lease for the years ended December 31, 2016, 2015, and 2014, respectively. In January 2017, we exercised a cancellation right to terminate the lease, which is effective in August 2018, for a fee of $158.
We acquired three properties in January 2015 in an arms-length transaction from affiliates of KTR Capital Partners, a private industrial real estate investment company, for which one of our trustees, Jeffrey Kelter, served as Chief Executive Officer and Chairman of the Board. The properties are located in Milwaukee, Wisconsin, comprise an aggregate 450,000 square feet and were acquired for an aggregate purchase price of approximately $19,750.
Non-GAAP Financial Measures
We use the following non-GAAP financial measures that we believe are useful to investors as a key supplemental measure of our operating performance: funds from operations attributable to common shareholders and unitholders, or FFO, core funds from operations attributable to common shareholders and unitholders, or Core FFO, and adjusted funds from operations attributable to common shareholders and unitholders, or AFFO. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also use FFO as one of several criteria to determine performance-based incentive compensation for members of our senior management, which may be payable in cash or equity awards. The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to noncontrolling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures.
Core FFO and AFFO are presented excluding property acquisition costs, other-than-temporary impairments on retained bonds, mark-to-market on interest rate swaps, and one-time charges. Our AFFO also excludes non-cash share-based compensation expense, amortization of above and below market leases, amortization of deferred financing costs, amortization of lease inducement costs, non-real estate depreciation and amortization, amortization of free rent received at property acquisition and straight-line rent. We believe that Core FFO and AFFO are useful supplemental measures regarding our operating performances as they provide a more meaningful and consistent comparison of our operating performance.
FFO, Core FFO and AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

FFO, Core FFO and AFFO for the years ended December 31, 2016 and 2015 are as follows:

	Year Ended December 31,
	2016	2015	2014
Net income (loss) attributable to common unitholders	$27,208	$(54,538)	$44,408
Add:
Depreciation and amortization	241,527	97,654	36,408
FFO adjustments for unconsolidated equity investments	17,485	2,019	4,086
Net income attributable to noncontrolling interest in other partnerships	(77)	(415)	—
Net (income) loss from discontinued operations	(5,078)	(875)	524
Impairment of real estate investments	11,107	—	—
Less:
Non real estate depreciation and amortization	(895)	(870)	(784)
Gain on dissolution of previously held U.S. unconsolidated equity investment interests	(7,229)	—	—
Gain on remeasurement of previously held unconsolidated equity investment interests	—	—	(72,345)
Gain on sale of European unconsolidated equity investment interests held with a related party	(5,341)	—	—
Net gain on disposals	(4,198)	(839)	—
Funds from operations attributable to common unitholders	$274,509	$42,136	$12,297
Add:
Acquisition costs	9,558	6,395	6,171
Core FFO adjustments for unconsolidated equity investments	6,797	1,557	—
Other-than-temporary impairments on retained bonds	—	—	4,816
Merger related costs	—	54,945	—
Loss on extinguishment of debt	18,960	9,472	1,925
Loss on derivative instruments	—	—	3,300
Preferred unit redemption costs	—	—	2,912
Change in preferred unit distributions	—	—	564
European Fund setup costs	—	221	—
Net income from discontinued operations related to properties	5,406	1,106	—
Mark-to-market on interest rate swaps [1]	(869)	600	—
Less:
Recovery of servicing advances	—	(1,071)	—
Core funds from operations attributable to common unitholders	$314,361	$115,361	$31,985
Add:
Non-cash share-based compensation expense	5,356	3,829	2,901
Amortization of market lease assets	14,816	3,777	1,310
Amortization of deferred financing costs and non-cash interest	565	1,731	2,561
Amortization of lease inducement costs	346	269	175
Return on construction advances	—	—	358
Non-real estate depreciation and amortization	895	870	784
Amortization of free rent received at property acquisition	2,569	3,415	544
Less:
AFFO adjustments for unconsolidated equity investments	727	259	(793)
Straight-lined rent	(25,548)	(12,206)	(3,995)
Change in preferred unit distributions	—	—	(564)
Amortization of market lease liabilities	(25,515)	(16,026)	(3,661)
Adjusted funds from operations attributable to common unitholders	$288,572	$101,279	$31,605
Funds from operations per unit – basic	$1.95	$0.68	$0.44
Funds from operations per unit – diluted	$1.93	$0.67	$0.43
Core funds from operations per unit – basic	$2.23	$1.87	$1.14
Core funds from operations per unit – diluted	$2.21	$1.85	$1.12
Adjusted funds from operations per unit – basic	$2.05	$1.64	$1.12
Adjusted funds from operations per unit – diluted	$2.03	$1.62	$1.10

	Year Ended December 31,
	2016	2015	2014
Basic weighted average common units outstanding – EPU	140,889,086	61,217,052	28,135,549
Phantom shares	—	136,904	—
Weighted average non-vested share based payment awards	—	445,610	—
Basic weighted average common units outstanding	140,889,086	61,799,566	28,135,549
Diluted weighted average common units outstanding – EPU (2)	141,705,683	61,217,052	28,641,836
Weighted average share-based payment awards	460,172	907,511	—
Weighted average share options	—	17,659	—
Phantom shares	—	136,904	—
Dilutive effect of Exchangeable Senior Notes	—	157,385	—
Diluted weighted average common units outstanding	142,165,855	62,436,511	28,641,836

(1)	For the year ended December 31, 2015, the mark-to-market on interest rate swaps was reclassified from AFFO to Core FFO and is included in Core FFO for all periods presented.

(2)
For the year ended December 31, 2015, the diluted weighted average unit calculation, which represents the denominator in diluted earnings per unit, excludes potentially dilutive securities because including them would have been anti-dilutive during the period.

Cautionary Note Regarding Forward-Looking Information
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this report. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the success or failure of our efforts to implement our current business strategy;

•	our ability to accomplish our office asset disposition plan subject to the REIT prohibited transaction tax limitations;

•	our ability to identify and complete additional property acquisitions and risks of real estate acquisitions;

•	availability of investment opportunities on real estate assets and real estate-related and other securities;

•	the performance and financial condition of tenants and corporate customers;

•	the adequacy of our cash reserves, working capital and other forms of liquidity;

•	the availability, terms and deployment of short-term and long-term capital;

•	demand for industrial and office space;

•	the actions of our competitors and our ability to respond to those actions;

•	the timing of cash flows from our investments;

•
the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	economic conditions generally and in the commercial finance and real estate markets;

•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to real estate and zoning laws, laws governing the taxation of REITs or the exemptions from registration as an investment company);

•
our international operations, including unfavorable foreign currency rate fluctuations, enactment or changes in laws relating to foreign ownership of property, and local economic or political conditions that could adversely affect our earnings and cash flows;

•	reduction in cash flows received from our investments;

•	volatility or reduction in the value or uncertain timing in the realization of our retained collateralized debt obligation bonds;

•	our ability to profitably dispose of non-core assets;

•	availability of, and ability to retain, qualified personnel and trustees;

•	changes to our management and board of trustees;

•	environmental and/or safety requirements and risks related to natural disasters;

•	declining real estate valuations and impairment charges;

•
our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, our Operating Partnership's ability to satisfy the rules in order to qualify as a partnership for U.S. federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	uninsured or underinsured losses relating to our properties;

•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;

•	tenant bankruptcies and defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	the continuing threat of terrorist attacks on the national, regional and local economies;

•
reviewing adjustments and the discovery of new information that alters expectations about first quarter 2017 preliminary results or that impacts estimates and assumptions underlying these preliminary results; and

•
other factors discussed under Item 1A, "Risk Factors" of GPT's Annual Report on Form 10-K and those factors that may be contained in any subsequent filing we make with the SEC, which are or will be incorporated by reference herein.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.
The risks included here are not exhaustive. Other sections of this report may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
Recently Issued Accounting Pronouncements
Please refer to Note 2 in the accompanying consolidated financial statements.